Exploration Agreement with Option to Purchase

between

HYDE PARK URANIUM INC.

and

EDWIN S. BROUSSARD III
and
ALICE M. BROUSSARD

July 16, 2007

Table of Contents

EXPLORATION AGREEMENT

WITH OPTION TO PURCHASE

THIS EXPLORATION AGREEMENT WITH OPTION TO PURCHASE ("Agreement") is made and entered into effective as of 7/23/07, 2007, by and between **HYDE PARK URANIUM INC.** ("HPU"), a Colorado corporation whose address is 1978 Vine Street, Suite 502, Vancouver, British Columbia, Canada V6K 4S1, and **EDWIN S. BROUSSARD III**, aka HAPPY BROUSSARD, and **ALICE M. BROUSSARD**, husband and wife, (collectively "OWNER") whose address is P.O. Box 20209, ______________________________ , Andice, TX 78628. HPU and Owner are sometimes collectively referred to in this Agreement as "Parties" and each individually as a "Party."

1. Definitions. For all purposes of this Agreement, the following terms shall have the definitions specified in this Paragraph 1:

(a) "Agreement" means this Exploration Agreement with Option to Purchase including all of its Exhibits and other attachments.

(b) "Dollar(s)" means the lawful currency of the United States of America.

(c) "Property" means the property more fully described in Exhibit A, which is attached and by reference made part of this Agreement, including the entirety of the surface and mineral estates, all of Owner's incidental or appurtenant easements, rights and rights of way in and to the Property, and all of OWNER's rights of ownership and use of water in connection with activities on the Property, whether now held or hereafter acquired, but excluding personal property, including but not limited to a deer-horn chandelier and an antique bell.

2. Representations and Warranties. OWNER represents and warrants to HPU that:

(a) OWNER has good and marketable title to the Property;

(b) OWNER has not transferred or encumbered any interest whatsoever in the Property by any document which does not appear in the public real property records of Teller County, Colorado;

(c) Except for this Agreement, OWNER is not a Party to any existing oral or written contract of any kind (recorded or unrecorded) which does or could have any impact whatsoever with regard to record, possessory, legal or equitable title to the Property and/or the exploration or development of the Property; and

(d) There are no pending or threatened actions, suits, claims or proceedings against or with respect to the Property;

3. Capacity and Authority. HPU and OWNER each represent and warrant to the other that:

(a) they have the capacity to enter into and perform this Agreement and all transactions contemplated herein and, in the case of HPU, that all required corporate and other actions necessary to authorize entry into and performance of this Agreement have been properly taken;

(b) this Agreement has been duly executed and delivered by it and is valid and binding upon that Party in accordance with its terms;

(c) the person or persons executing this Agreement on behalf of them is or are fully authorized to do so; and

(d) they will not breach any other agreement or arrangement by entering into or performing this Agreement.

4. Grant and Term.

(a) For and in consideration of ONE HUNDRED THOUSAND Dollars in good funds to be paid by HPU to OWNER coincident with the execution of this Agreement, and other valuable consideration, the receipt and adequacy of which are acknowledged by OWNER, OWNER hereby grants to HPU, on the terms and conditions contained in this Agreement: (i) the sole and exclusive right to conduct mineral exploration on the Property and to exercise such incidental rights as may be necessary to conduct such exploration, and (ii) the option to purchase the Property in accordance with the terms of Paragraph 4 (e) below (the "Option"), reserving to OWNER the right to graze, farm, harvest timber, and reside on the Property and to occupy the Property for such purposes so long as there is no interference with HPU's rights under this Agreement.

(b) The above mentioned ONE HUNDRED THOUSAND Dollars shall be a credit against the Purchase Price (as such term is defined below) if the Option is exercised.

(c) HPU shall not conduct development or commercial mining operations on the Property without first exercising the Option.

(d) Unless sooner terminated as hereinafter provided, this Agreement shall be and remain in full force and effect for a term of ONE year beginning on the Effective Date and expiring at midnight on the day before the FIRST anniversary of the Effective Date.

(e) At any time while this Agreement is in effect, HPU may by notice to OWNER elect to purchase all of OWNER'S right, title and interest in and to the Property for a total purchase price of THREE MILLION Dollars (the "Purchase Price"). The purchase of the Property shall be consummated no later than THIRTY days after the date of effective receipt by OWNER of the notice from HPU exercising the Option, at a time and place agreed upon by the Parties. At the closing ('Closing") of the purchase of the Property, HPU shall deliver to OWNER TWO MILLION NINE HUNDRED THOUSAND Dollars in good funds, and OWNER shall contemporaneously deliver to HPU (i) a general warranty deed ("Deed") acceptable to counsel for HPU conveying to HPU all of OWNER's right, title and interest in and to the Property free and clear of all liens and encumbrances, reserving to OWNER the Production Royalty mentioned in Paragraph 5(e) below (and excluding from OWNER's warranty real property taxes not yet due or payable, reservations and conditions in the patent from the United States, the easement described in Book 720, Page 165 in the Teller County records, a right of way for High Park Road in S1/2NE1/4 of Parcel 1, and any rights or claims of title to water in, on, or under the Property), (ii) a title insurance policy from a title insurance company authorized

to do business in Colorado, showing ownership of the surface of the Property to be 100% in Owner, subject only to exceptions of record permitted by the terms of this Agreement.

(f) The parties agree that the Purchase Price shall be consideration allocated towards the purchase of the surface estate of the Property, and the Earned Production Royalty described blow in Section 5(f) shall be consideration allocated towards the purchase of the mineral estate of the Property.

(g) This Agreement shall automatically terminate upon the completion of Closing; provided, however, that all representations and warranties made by OWNER and HPU hereunder shall survive Closing and delivery of the Deed.

5. Exploration Rights. While this Agreement is in force and effect, and subject to all of the terms and conditions hereof, HPU shall have the exclusive rights:

(a) to enter into, on and under the Property to conduct mineral exploration, drilling, sampling (including bulk sampling, but not to exceed FIVE tons in the aggregate) and other operations and analyses related to the determination of the commercial mineability of the Property, and to use any part of the Property for any purpose which HPU deems necessary or desirable in connection with such operations.

(b) to erect, construct, use, and maintain on the Property such roads, temporary buildings, structures, machinery, equipment, personal property, fixtures, and improvements as may be necessary or convenient to exercise any of HPU's rights hereunder; provided, however, that HPU shall not test any materials (including pilot plant or feasibility study testing) on the Property, nor haul or stockpile material from other properties onto the Property, and provided further that promptly following termination of this Agreement without HUP having exercised the Option, HPU will remove any temporary buildings, structures, machinery, equipment, personal property, fixtures, and other improvements it has placed on the Property, and re-contour any disturbed portions of the Property in accordance with the laws and regulations of the State of Colorado and the United States. HPU shall confer with OWNER and give reasonable considerations to OWNER's wishes concerning the location of such roads, buildings and other improvements. Such roads shall be constructed and maintained in such manner as to bear the traffic necessary for HPU's operations. OWNER may use such roads so long as OWNER's use does not unreasonably interfere with HPU's operations. Upon notice to HPU given within THIRTY days after the termination of this Agreement (other than by exercise of the Option and payment of the Purchase Price) OWNER may require that all or any part of such road or Transit Road (as such term is defined in Paragraph 5(c) below) be plowed up or otherwise reclaimed to the reasonable satisfaction of OWNER. HPU shall have no right to enter the Property through the main gate or to use the road from the main entrance to the dwelling house.

(c) to construct, maintain and use on the Property, roads ("Transit Roads") for the purpose of crossing the Property with vehicles and equipment during the term of this Agreement to enter upon and return from nearby properties for the purposes, inter alia of conducting exploration and mining operations thereon. HPU will make reasonable effort to use the roads constructed pursuant to Paragraph 5 (b) above as a part of the Transit Roads, will confer with OWNER prior to locating Transit Roads and OWNER may use

the Transit Roads at his own risk and expense as long as such use does not unreasonably interfere with HPU's use.

(d) HPU shall not, prior to the exercise of the Option and payment of the Purchase Price, have any right to use the dwelling house, horse barn, corral, or any water well without the written consent of OWNER. HPU will not conduct any surface operation within THREE HUNDRED feet of the dwelling house or the horse barn now located on the Property, enter the Property through the main gate, nor use the road from the main entrance to the dwelling house, without the prior written consent of OWNER. HPU may at its sole cost and expense, drill one or more new water wells on the Property. HPU shall obtain all permits and perform all acts that may be necessary to complete the well.

(e) Upon the termination of this Agreement (other than by exercise of the Option and payment of the Purchase Price), HPU shall offer to transfer any well in which water was discovered on the Property to OWNER on an "as is" basis. In this regard, HPU shall give OWNER THIRTY days notice prior to abandoning or plugging any well on the Property in which water was discovered (if plugging is required by law or regulation). Upon written notice to HPU given within the THIRTY day period, and after first plugging the well to the potential water zone at HPU's sole cost and expense in accordance with Colorado and U.S. law (if required), including but not limited to environmental laws and those dealing with the abandonment of mining related drill holes, HPU shall transfer the well to OWNER, provided OWNER shall first, at OWNER's sole cost and expense, obtain all permits and perform all acts that may be necessary to complete the well and effect the transfer of the well, and OWNER shall thereafter indemnify, defend and hold HPU harmless from any and all liability relating to the well after it is transferred to OWNER.

(f) Earned Production Royalty. If HPU exercises the Option and thereafter conducts commercial mining on the Property, OWNER shall reserve and HPU shall pay to OWNER a mineral production royalty ("the Production Royalty") equal to FIVE percent of the Net Smelter Returns (as defined and calculated in the manner described in Exhibit B, which is attached and by reference made part of this Agreement) if any minerals are sold by HPU that were mined within the surface boundaries of the Property extended downward vertically. It is expressly acknowledged and agreed that HPU has no obligation whatsoever to pay OWNER Production Royalty on or with respect to minerals sold by HPU that were mined from land outside the surface boundaries of the Property extended downward vertically, and OWNER expressly waives all rights OWNER has, if any, to any such minerals. The Parties being fully advised regarding the difference between a mineral interest and a royalty interest, declare that it is their intention that the Production Royalty mentioned in this Agreement shall be a perpetual royalty in gross (C.R.S. § 38-30-107.5) and not a mineral interest.

6. Express Limitations. No covenant to develop the Property (express or implied) is contained herein or intended by the Parties. HPU shall have no obligation whatsoever to conduct exploration, development, mining, treatment, or other operations of any kind on, under or within the Property.

7. Third Party Claims; Lesser Interest.

(a) The Purchase Price allocated to the surface estate is based upon OWNER'S representation that they own 100% of the surface estate. Anything in this Agreement to the contrary notwithstanding, if at any time while this Agreement is in force and effect HPU receives notice from the legal counsel of a third Party other than OWNER that the third Party is asserting a claim of ownership in the surface estate in the Property inconsistent or in conflict with the interest in the surface estate represented to be owned by OWNER hereunder, then upon the closing following the exercise of the Option, HPU may deposit in escrow with an escrow agent reasonably satisfactory to OWNER an amount equal to that percentage of the portion of the Purchase Price allocated to the surface estate which reflects the percentage of the surface estate (based upon acreage and/or undivided interests, as the case may be) as to which such claim of ownership is made. Such amounts shall be placed in an interest-bearing escrow account and shall remain in escrow until the ownership claim or related controversy is resolved through a final and unappealable decision by a court of competent jurisdiction or by agreement of the Parties.

(b) If the ownership claim or related controversy is resolved through a final and unappealable decision by a determination of a court of competent jurisdiction or by agreement of the Parties that OWNER owns 100% of the surface estate, then the amount held in escrow shall be distributed to OWNER.

(c) If the ownership claim or related controversy is resolved through a final and unappealable decision by a determination of a court of competent jurisdiction or by agreement of the Parties that OWNER owns less than 100% of the surface estate, then the portion of the Purchase Price allocated to the surface estate shall be reduced proportionally in accordance with the interest in the surface estate actually acquired by HPU from OWNER as so determined, and the amount held in escrow shall be distributed to OWNER and/or returned to HPU, as the case may be, in accordance with the percentage as so determined.

(d) If OWNER owns an interest in the surface estate of any part of the Property that is less than the entirety thereof (or such other interest as may be described in Exhibit A), then all payments payable under this Agreement with respect to that part of the surface of the Property, including the Purchase Price, shall be reduced proportionally with respect to OWNER's actual ownership interest in that part of the Property. For example, if:

1. The total acreage of the Property is 200 acres,
2. The actual ownership of OWNER in a portion of the Property is 50%,
3. The acreage of the portion of the Property is 50 acres,
4. The Purchase Price due OWNER shall be determined as follows:

50 a. ÷ 200 a. = 0.25	
$3,000,000.00 x 75% =	$2,250,000.00
$3,000,000.00 x 25% x 50% =	375,000.00
Payment due OWNER:	$2,625,000.00

[initials] [initials] AB

(e) Unless HPU otherwise elects, no dispute between OWNER and any third party or between OWNER and HPU, regarding ownership of the Property, shall interrupt or cause suspension of any of HPU's operations on or in connection with the Property and no such dispute shall cause or justify any impoundment, escrow or similar arrangement, except as hereinabove provided.

8. Taxes. From and after the Effective Date and for as long as this Agreement remains in effect, HPU shall be responsible for payment of all taxes levied on any improvements or personal property placed on the Property by HPU. Within thirty days after its receipt of a demand from OWNER, HPU shall reimburse OWNER for any such taxes which OWNER may have been required to pay. OWNER shall be responsible for payment of all real property ad valorem taxes levied on the Property prior to exercise of the Option and prorated to the date of Closing the purchase if the Option is exercised. If OWNER fails to timely pay such taxes, HPU shall have the right, but not the obligation, to pay the same and to offset such amounts against payments subsequently becoming due to OWNER hereunder. Nothing contained herein, however, shall require HPU to pay all or any portion of any state, federal or local income or business entity tax or assessment which may be imposed upon OWNER or the Production Royalty.

9. Conduct of Operations. While this Agreement is in force and effect, all of HPU's operations on or under the Property shall be conducted in a good and minerlike manner and in full compliance with all applicable laws and regulations. HPU agrees to and hereby defends, indemnifies and holds OWNER harmless from all liens against the Property which might arise on account of or due to HPU's operations thereon, and from and against any and all losses, claims or liabilities which may be imposed upon or asserted against OWNER for personal injury or property damage caused by HPU's operations on the Property or caused by HPU's failure to comply with applicable laws and regulations.

10. Inspection by OWNER. So long as this Agreement is in effect, and at OWNER's sole risk and expense, OWNER shall have the right to inspect at all reasonable times upon a FIFTEEN days advance notice to HPU all non-interpretative technical records, and all records regarding the determination of the Production Royalty directly relating to the exploration or mining activity on the Property. This right to inspect shall include the right to obtain copies of the foregoing at OWNER's expense, and shall survive the termination of this Agreement for a period of ONE year after HPU ceases activities on the Property.

11. Termination by HPU. HPU may terminate this Agreement at any time by giving OWNER notice of HPU's decision to do so at least THIRTY days before the effective date of termination. Prior to the effective date of termination, HPU shall deliver to OWNER a quitclaim deed conveying to OWNER all of HPU's right, title and interest in and to the Property subject only to the reservation by HPU (in its discretion) of an easement through, over and across the Property for the purpose of carrying on exploration, development and/or mining operations in the vicinity thereof.

12. Termination by OWNER. OWNER shall give HPU notice specifying any alleged default by HPU in the terms and provisions of this Agreement. Anything to the contrary herein notwithstanding, OWNER may terminate this Agreement only if HPU fails to initiate (and thereafter diligently prosecute) measures either to cure or to dispute the alleged default within THIRTY days after OWNER's receipt of the required notice thereof. In the event that HPU elects

to dispute the alleged default, this Agreement and the rights granted to HPU hereunder shall not be terminated by OWNER, in whole or in part, unless HPU fails to cure the alleged default within THIRTY days after such default has been confirmed by a final and unappealable decision of a court of competent jurisdiction or a final arbitration award made pursuant to this Agreement. If OWNER terminates this Agreement pursuant to this Paragraph, HPU shall nevertheless have the right to enter upon the Property to complete its reclamation obligations hereunder for a period of ONE HUNDRED EIGHTY days or such longer period as may be necessary to comply with applicable laws.

13. Disputes to be Resolved by Mediation, Arbitration. Any dispute, controversy or claim between the parties arising out of this Agreement that cannot be settled by the parties shall be resolved in accordance with Exhibit C, which is attached and by reference made part of this Agreement.

14. Assignment/Binding Effect. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of, be binding upon, and enforceable by HPU and OWNER and their respective authorized successors and permitted assigns.

15. Notice. All notices, payments, reports, consents, requests, demands, waivers or other communications required or permitted by the terms of this Agreement shall be in writing, and each such communication shall be either personally delivered or placed in the United States or Canadian registered or certified mail, postage prepaid, return receipt requested. Each communication shall be either delivered or mailed to HPU or to OWNER (as appropriate) at their respective addresses for notice set forth in the initial paragraph of this Agreement. In addition, in order for a notice to HPU to be effective hereunder, a copy also shall be delivered personally or by Canadian or United States registered or certified mail, postage paid, return receipt requested to: HPU Corporate Counsel, Mr. Mark T. Nesbitt, 1580 Lincoln Street, Suite 700, Denver, CO 80203-1501. Also, for notice to OWNER to be effective, hereunder, a copy shall also be delivered personally or by Canadian or United States registered or certified mail to Edwin S. Broussard III, 2204 High Park Road, Florissant, CO 80816. Any notice given by or to Edwin S. Broussard III shall be notice by or to all persons included in OWNER. Communications so mailed shall be deemed to have been made, given and received on the date of receipt indicated on the return receipt.

16. Modification. This Agreement may not be modified, amended, extended, supplemented or otherwise altered except by written instrument executed by OWNER and HPU.

17. Choice of Law and Severability. This Agreement shall be governed by and construed in this Agreement are severable. If any individual provision is contrary to or in conflict with any requirement or principle of applicable statutory or common law, then that provision shall be accordance with the laws of the State of Colorado and its counties. The individual provisions of severed from this Agreement, but the remainder of this Agreement shall remain in force and be construed so as to give effect to the intent of the Parties.

18. Interpretation and Survival. If necessary to give effect to the terms and provisions hereof, references to the neuter gender shall include the masculine and/or the feminine genders, and references to the plural shall include the singular and vice-versa. In the event of any conflict between the terms and provisions of Sections 1 through 20 of this Agreement and the terms and provisions of any exhibit or other attachment hereto, the terms and provisions of Sections 1 through 20 of this Agreement shall control in all respects. No implied covenants of any sort are either contained herein or intended by the Parties. The titles of the respective Sections of this Agreement are for convenience in reference only, and shall not be used as an aid in connection with the construction or interpretation hereof. All indemnifications and confidentiality obligations contained in this Agreement shall survive any expiration or termination hereof, and except as expressly provided to the contrary, all remedies of the Parties hereunder shall be cumulative rather than exclusive.

19. Further Assurances. The Parties agree to execute and deliver such additional or further formal assurances or other written documents, in proper and recordable form, as may be reasonably necessary to carry out the intent, purposes and terms of this Agreement including, without limitation, a memorandum or short form of this Agreement to be recorded in the official records of Teller County, Colorado. OWNER shall not make this Agreement of public record without HPU's prior written consent.

20. Sole Agreement. As of the Effective Date, this Agreement constitutes the sole agreement between OWNER and HPU with respect to the subject matter hereof, and all previous offers, counter-offers and agreements between OWNER and HPU with respect to the subject matter hereof are expressly rescinded and replaced hereby.

IN WITNESS WHEREOF, the Parties have executed or caused their authorized representatives to execute this Agreement as of the Effective Date.

OWNER	**HYDE PARK URANIUM INC.**
____________________	By: ____________________
Elwin S. Broussard III	Its: President
____________________	
Alice S. Broussard	

M

AB

AB

STATE OF Colorado)
) ss.
COUNTY OF Denver)

The foregoing instrument was acknowledged before me on July 16, 2007 by R. ROBIN RELPH as President of Hyde Park Uranium Inc., a Colorado corporation.

Witness my hand and official seal.

My Commission expires: 7/8/09

Constance M. Matlock
Notary Public

CONSTANCE M. MATLOCK NOTARY PUBLIC STATE OF COLORADO

STATE OF Colorado)
) ss.
COUNTY OF Fremont)

The foregoing instrument was acknowledged before me on July 23, 2007 by Edwin M. Broussard III and Alice S. Broussard.

Witness my hand and official seal.

9-23-2009
My Commission expires:

Kim Baber
Notary Public 532 Main St.
Canon City CO 81212

KIM BABER NOTARY PUBLIC STATE OF COLORADO

MY COMMISSION EXPIRES 09/23/2009

EXHIBIT A

to that Exploration Agreement with Option to Lease between
HYDE PARK URANIUM INC.
and
EDWIN S. BROUSSARD III, aka HAPPY BROUSSARD, and ALICE M. BROUSSARD
dated 7/23, 2007

PROPERTY DESCRIPTION

The Property consists of the following lands located in Teller County, State of Colorado.

To wit:

Parcel 1:

T. 15S., R. 71 W., 6th PM, Teller County, Colorado

Section 25:	S1/2NE1/4:	Surface estate and undivided 3/4 interest in the mineral estate
	NW1/4SE1/4:	Surface and mineral estates
	S1/2SW1/4:	Surface and mineral estates

Parcel 2

T. 15 S., R. 71 W., 6th PM, Teller County, Colorado

Section 25:	NE1/4SW1/4: Surface and mineral estates SE1/4NW1/4 – that part lying South and East of High Park Road: Surface estate and an undivided 3/4 interest in the mineral estate

also known by street and number as 2204 High Park Road, Florissant, CO 80816, and also commonly known as the High Park Trails Ranch. The total acreage as of a survey done by Crown Point Land Services dated August 24, 2005 is 265.2 acres, of which about 1.5 acres more or less are in an easement for a BLM road along the North and East boundary of the property.

AB

EXHIBIT B

to that Exploration Agreement with Option to Lease between
HYDE PARK URANIUM INC.
AND
EDWIN S. BROUSSARD III, aka HAPPY BROUSSARD, and ALICE M. BROUSSARD

dated 7/23, 2007

NET RETURNS PRODUCTION ROYALTY

1. Definitions. Words and terms defined in the Agreement shall have the same meaning for purposes of this Exhibit B. In addition:

(a) "Allowable Deductions" has the definition contained in Paragraph 4 of this Exhibit B.

(b) "Net Returns" means an amount determined by subtracting Allowable Deductions from the Sales Price;

(c) "Sales Price" has the definition contained in Paragraph 3 of this Exhibit B.

(d) "Subject Minerals" means all minerals and materials of every kind and character whatsoever, and all deposits of all such materials and minerals, in, upon and under the Property.

(e) "Yellow Cake" means U3O8 concentrate, any chemical compound from which U3O8 concentrate can be derived, or Equivalent Pounds of U3O8 in a pregnant solution ("Equivalent Pounds").

2. Computation of Production Royalty. When Subject Minerals are mined from the Property and sold by HPU, HPU will calculate the Production Royalty due OWNER as follows: (i) The Sales Price shall be determined as set forth in Paragraph 3 of this Exhibit, (ii) Allowable Deductions will be calculated and subtracted from the Sales Price to determine Net Returns, and (iii) Net Returns will be multiplied by FIVE percent to determine the OWNER's Production Royalty. *OWNER shall have no right whatsoever to take Subject Minerals or Production Royalty "in kind."*

FOR EXAMPLE:

Assume a Sales Price of Yellowcake:	$100,000
Assume Allowable Deductions of:	10,000
Net Return from the sale then equals:	90,000
Production Royalty to OWNER	
equals 5% x 90,000, i.e:	**$4,500**

3. Sales Price. "Sales Price" has the following meanings with regard to particular types of Subject Minerals:

(a) When Yellowcake is produced by an in situ or heap leaching process, then the Sales Price shall be the actual proceeds received by HPU from the sale of the Yellowcake. If product is not sold as Yellowcake, but rather a pregnant solution is provided to a purchaser, the Sales Price shall be established by determining the number of Equivalent Pounds of Yellowcake contained in the pregnant solution. The number of Equivalent Pounds shall be determined in accordance with standard analytical procedures in the uranium processing industry. If more than one sale of Yellowcake is made during any calendar quarter, then, for the purpose of calculating Production Royalty, the average price received by HPU from such sales shall be deemed to be the Sales Price for that quarter.

(i) If after milling or beneficiation, Yellowcake is delivered for further processing to a smelter or other processing facility owned or controlled by HPU, or which processes the concentrate for HPU on a toll basis, the concentrate shall be deemed sold for royalty purposes when it is delivered to the smelter or facility. In such event, HPU will be deemed to have received, as the Sales Price for the Yellowcake, a sum equal to the fair market value thereof, as determined by TradeTech, LLC's Long Term Price at the time it was delivered for further processing, less Allowable Deductions. In the event that TradeTech, LLC's Long Term Price no longer exists, then OWNER shall be paid upon another, similar price indicator that is also widely recognized and accepted by the uranium industry.

(ii) With respect to uranium bearing material, all weights for purposes of the Agreement will be dry weights for the average price per pound of Yellowcake received by HPU from the sales of Yellowcake during the calendar quarter during which the Yellowcake is removed from the Property for processing or beneficiating.

(b) In all other cases, Sales Price means the net proceeds actually paid to HPU, or finally credited to HPU in exchange for Subject Minerals. That is, for ores mined by HPU from the Property that are not processed or beneficiated for the recovery of uranium, but are milled for the recovery of contained base or precious metals, then the value, for purposes of calculating Production Royalty, will be deemed to be the net purchase price received by HPU from the smelter or other purchaser, for the concentrate, after the deduction of Allowable Deductions.

4. Allowable Deductions.

(a) For Yellowcake, "Allowable Deductions" shall mean transportation costs to the point of sale and deductions made by the purchaser for sampling, assaying, penalties and treatment, plus other deductions as more specifically described in items (i), (ii) and (iii) below.

(b) For ores that are not uranium-bearing, "Allowable Deductions" shall mean and include all costs, expenses and charges, plus those taxes described in (iii)

below, of any nature whatsoever that are either paid or incurred by HPU for or in connection with mineral concentration, treatment, smelting, refining or other beneficiation processes or procedures (whether or not currently known) which are undertaken off of the Property including, without limitation, costs or expenses paid or incurred for or in connection with penalties or other processor deductions or for sampling and assaying fees charged by an umpire,

(i) all costs, expenses and charges of any nature whatsoever that are either paid or incurred by HPU for or in connection with the transportation of Subject Minerals away from the Property (f.o.b. the Property and including shipping, freight, transaction taxes, handling, port, demurrage, security, delay and forwarding expenses) to a mill, smelter, refinery or other place or places of treatment, storage or sale,

(ii) all costs, expenses and charges of any nature whatsoever that are either paid or incurred by HPU for or in connection with insurance, storage, representation at a refinery, consignment sale or sales brokerage costs or fees, or tolling or refining charges or fees,

(iii) all sales, use, severance, net proceeds of mine, excise and any other taxes except income tax which is paid or incurred by HPU and which is levied on, measured by or applicable to mineral production, and any production royalty, production taxes, severance taxes and sales, privilege and other taxes paid to the United States that are measured by or based upon production or the value of Subject Minerals produced from the Property.

5. Treatment and Sale. HPU shall have the right (but not the obligation) to concentrate, mill, smelt, refine, upgrade or otherwise process or beneficiate Subject Minerals mined from the Property, at locations on or off the Property. In the event that Subject Minerals are concentrated or milled, smelted, refined, upgraded or otherwise processed or beneficiated in facilities owned or controlled by HPU, then Allowable Deductions shall not exceed Allowable Deductions that would have been paid or incurred by HPU if the facilities were owned or controlled by an independent Party. No Production Royalty shall be payable to OWNER for or with respect to reasonable quantities of Subject Minerals that are not sold by HPU but are used by HPU for assaying, treatment amenability, metallurgical or other analytical processes or procedures.

6. Commingling. HPU shall have the right to mix or commingle, at any location and either underground or at the surface, any Subject Minerals mined from the Property with any ores, metals, minerals, or mineral products mined from other lands, provided that HPU shall determine the weight or volume, and sample and analyze all such Subject Minerals, ores, metals, minerals and mineral products before they are mixed or commingled. Any such determination of weight or volume, sampling and analysis shall be made in accordance with sound and generally accepted sampling and analytic practices and procedures. The weight or volume and the analysis so derived shall be used as the basis of allocation of Production Royalties payable to OWNER in accordance with this Agreement in the event of a sale by HPU of any materials so mixed or commingled.

7. Statements and Payments. Each Production Royalty payment shall be made by wire transfer to an account for the credit of OWNER at a bank designated by OWNER or a single

check made payable to a person designated in writing by OWNER as the payee for purposes of payments due to OWNER under this Agreement. Each payment shall be made by HPU's check mailed or delivered as above within THIRTY days after the calendar quarter in which HPU receives payment of the purchase price for ores, leachates, solutions or concentrates sold by it and for which the Production Royalty is payable according to this Agreement. If concentrates are retained by HPU for further processing by or for it, and are deemed sold as above, the Production Royalty shall be paid within THIRTY days after the calendar quarter during which the further processing occurs. Each such payment shall be accompanied by an itemized statement setting forth all facts and figures weights, analyses and values of all ores, concentrates, Subject Minerals, and metals produced from the Property during the period for which payment is made in order to verify the accuracy of the amount of the payment. Notwithstanding anything to the contrary in this Agreement, HPU shall not be in default for failing to make any payment to OWNER in timely fashion if OWNER fails or refuses to give HPU written notice designating a bank account or person to be the payee named on each and every check to be either wired or sent to OWNER.

All statements provided to OWNER by HPU shall be conclusively presumed to be true and correct after SIXTY days from the end of the period to which such statement applies unless within the SIXTY day period OWNER submits to HPU a written exception and demands that HPU make adjustment. Failure on the part of OWNER to make a claim against HPU for an adjustment in the subject period shall establish the correctness and preclude the filing of later exceptions or making any claims for adjustment regarding the statement. No adjustments favorable to HPU shall be made unless they are made within the prescribed SIXTY day period or unless they are made in connection with a claim made by OWNER (in which event OWNER shall have an additional 60 days to contest the new amount).

8. Audit. As stated above, OWNER shall have a period of SIXTY days after OWNER's receipt of each statement to give HPU notice of any objection. If OWNER fails to object to a particular statement within SIXTY days after OWNER's receipt thereof then, subject only to the provisions in Paragraph 8 ("Adjustments") of this Exhibit, the accuracy of such statement and the amount of any payment transmitted therewith shall be conclusive with respect to OWNER. If OWNER objects to the accuracy of a particular statement or the amount of the payment transmitted thereby within SIXTY days after the statement is received by OWNER or within SIXTY days following any adjustment by HPU, a certified public accountant mutually acceptable to the Parties and retained by OWNER, may promptly audit HPU's relevant books and records at an office selected by HPU and during HPU's normal business hours. Any such audit shall be made at the sole expense of OWNER if the audit determines that the payment in question was accurate to within THREE percent. Any such audit shall be made at the sole expense of HPU if the audit determines that the payment in question was inaccurate by more than THREE percent. In any case, the payment in question shall be adjusted to reflect the results of the audit.

9. Third Party Claims; Lesser Interest.

(a) Notwithstanding anything to the contrary in this Exhibit, if at any time HPU receives notice from the legal counsel of a third Party other than OWNER that the third party is asserting a claim of ownership in the mineral estate in the Property inconsistent or in conflict with the interest in the mineral estate in the Property represented to be

AB

owned by OWNER in the Deed to which this Exhibit is attached, then HPU may deposit in escrow with an escrow agent reasonably satisfactory to OWNER an amount equal to that portion of the royalties with respect to the minerals extracted from the portion of the mineral estate (based upon acreage and /or undivided interest, as the case may be) as to which such claim of ownership is made. Such amounts shall be placed in an interest-bearing escrow account and shall remain in escrow until the ownership claim or related controversy is resolved through a final and unappealable decision by a court of competent jurisdiction or by agreement of the Parties.

(b) If the ownership claim or related controversy is resolved through a final and unappealable decision by a determination of a court of competent jurisdiction or by agreement of the Parties that HPU acquired from OWNER the percentage of the mineral estate represented to be owned by OWNER in the Deed to which this Exhibit is attached (or a greater percentage), then the amount held in escrow shall be distributed to OWNER, and thereafter Production Royalty shall be paid to OWNER with respect to the interest in the mineral estate of each parcel from which minerals are extracted which was actually acquired by HPU from OWNER as so determined

(c) If the ownership claim or related controversy is resolved through a final and unappealable decision by a determination of a court of competent jurisdiction or by agreement of the Parties that HPU acquired from OWNER less than the percentage of the mineral estate represented to be owned by OWNER in the Deed to which this Exhibit is attached, then the amount held in escrow shall be distributed to OWNER, and/or returned to HPU, as the case may be, in accordance with the percentage of ownership as so determined, and thereafter Production Royalty shall be paid to OWNER only with respect to the interest in the mineral estate of each parcel from which minerals are extracted which was actually acquired by HPU from OWNER as so determined.

(d) Notwithstanding anything to the contrary in this Exhibit, if OWNER owns an interest in any part of the mineral estate of the Property that is less than the entirety thereof (or such other interest as may be described in Exhibit A), then any Production Royalty payments that become due and payable after Closing with respect to the that part the Property's mineral estate shall be reduced proportionally with respect to OWNER's actual ownership interest in the mineral estate of that particular part of the Property. Specifically, it the intent of the parties that the Production Royalty payable to OWNER with respect to that particular part of the Property's mineral estate shall be reduced proportionally with respect to the royalties paid on minerals produced from that part of the Property's mineral estate. This shall be accomplished by reducing the proceeds received from the sale of Subject Minerals from that portion of the Property's mineral estate where OWNER has a lesser interest will be reduced in accordance with OWNER's actual interest and multiplied by the Production Royalty rate of FIVE PERCENT (5%). For example, if:

1. The actual ownership of OWNER in a portion of the Property's mineral estate is 75%,
2. HPU receives $10,000.00 from the sale of Subject Minerals produced from the portion of Property's mineral estate,

AB

3. The Production Royalty payment due OWNER shall be determined as follows:

$10,000.00 x 75% = $7,500.00
$7,500 x 5% = Production Royalty Payment due OWNER of $375.00

To be clear, only the raw, unadjusted amount of proceeds received shall be proportionately reduced. The Production Royalty rate of FIVE PERCENT (5%) shall not be reduced.

10. Inspection by OWNER. So long as this Agreement is in effect, and at OWNER's sole risk and expense, OWNER shall have the right to inspect at all reasonable times upon a FIFTEEN days advance notice to HPU all non-interpretative technical records, and all records regarding the determination of the Production Royalty directly relating to the exploration or mining activity on the Property. This right to inspect shall survive the termination of this Agreement for a period of ONE year after HPU ceases activities on the Property.

EXHIBIT C

to that Exploration with Option to Purchase between
HYDE PARK URANIUM INC.
and
EDWIN S. BROUSSARD III, aka HAPPY BROUSSARD, and ALICE M. BROUSSARD
dated 7/23, 2007.

DISPUTES TO BE RESOLVED BY MEDIATION OR ARBITRATION

All disputes between the parties, their successors and assigns, arising under this Agreement , which the parties are unable to resolve within TWENTY days, shall:

(a) First be referred for resolution to the respective OWNER or chairman or president of each Party after a written request (notice) by either Party. If the referral to the OWNER and/or chairman or president is unsuccessful in resolving the dispute within THIRTY days or such extended period as the Parties may mutually agree, then either Party may:

(b) Refer the dispute, controversy or claim for mediation or conciliation to a Colorado mediation pr conciliation service located in Colorado within TWENTY days after a written request (notice) by either Party. If the Parties are unable to agree on a mediator, they shall be deemed to have waived their right to mediation. If the mediation or conciliation is unsuccessful in resolving the dispute within THIRTY days or such extended period as the Parties may mutually agree, then either Party may at any time thereafter:

(c) Refer the dispute, controversy or claim for settlement by arbitration by written demand of any Party. To demand arbitration, any Party (the "demanding Party") shall give written notice to the other Party (the "responding Party"). Such notice shall specify the nature of the issues in dispute, the monetary amount involved, and the remedy requested. Within TWENTY days of the receipt of the notice, the responding Party shall answer the demand in writing, specifying the issues that Party disputes. Unless the Parties mutually agree on one arbitrator, each Party shall select one qualified arbitrator within TEN days of the responding Party's answer. Each of the arbitrators shall be a disinterested person that is qualified by education and experience to hear and determine the issues to be arbitrated. The arbitrators so chosen shall select a neutral arbitrator within TEN days of their selection. If the named arbitrators cannot agree on a neutral arbitrator, the arbitrators shall make application to any court of competent jurisdiction in the State of Colorado, with a copy to both Parties requesting that the court select and appoint the third arbitrator. The court's decision shall be final and binding on the Parties. If either Party does not name an arbitrator, the arbitrator named by the other Party shall serve as the sole arbitrator. Immediately upon appointment of the third arbitrator, each Party shall present in writing to the panel of THREE arbitrators (with a copy to the other Party) their statement of the issues in dispute. Any questions of whether a dispute should be arbitrated under this exhibit shall be decided by the arbitrators. The arbitrators, as soon as possible, but not more than THIRTY days after their appointment, shall meet in Denver, Colorado at a time and place reasonably convenient for the Parties after giving each Party at least FIFTEEN days notice. The arbitration hearing shall be conducted in accordance with the Colorado Uniform Arbitration Act in

accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended, but the Parties do not intend that the arbitration process be administered by the American Arbitration Association. That is, the Parties shall have the right to perform the arbitration in an informal manner by a mutually acceptable Party who shall be independent from, but shall use and follow the Commercial Arbitration Rules of, the American Arbitration Association as a guide for the conduct of the arbitration procedure. In the event of a conflict between the provisions of this Agreement and the provisions of the Arbitration Act and Commercial Arbitration Rules and procedures, the provisions of this Agreement shall prevail. The failure of a Party to appear at the hearing shall not operate as a default. The attendance of all arbitrators shall not be required at all hearings. Actions of the arbitrators shall be by majority vote. After hearing the Parties in regard to the matter or matters in dispute, taking such evidence and making such other investigation as justice requires and as the arbitrators deem necessary, they shall decide all issues submitted to them within FIFTEEN business days thereafter and serve a written and signed copy of the award upon each Party. Such award shall be final and binding on the Parties, and confirmation thereon may be applied for in any court of competent jurisdiction by any Party. If the Parties settle the dispute in the course of the arbitration, such settlement shall be approved by the arbitrator on the request of either Party and become the award. Information shall be obtained in accordance with the rules of discovery under Colorado District Court Rules of Civil Procedure and, if information is required, sufficient time shall be allowed for a Party to obtain said information. Fees and expenses of the arbitration shall be allocated between the Parties as directed by the arbitrator, and in the absence of such direction, shall be shared equally. Each Party shall bear its own attorney's fees.

(d) Except as expressly provided herein and except for an action seeking injunctive or other equitable relief to enforce the provisions of this Agreement, no action may be brought in any court of law and **EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.**